EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No. 333-190290 and No. 333-250969) on Form S-8 of Western Digital Corporation of our report dated June 17, 2021, relating to the statement of net assets available for benefits of Western Digital Corporation 401(k) Plan as of December 31, 2020, the related statement of changes in net assets available for benefits for the year then ended, and the related supplemental information as of December 31, 2020, appearing in this Annual Report on Form 11-K of Western Digital Corporation 401(k) Plan for the year ended December 31, 2020.

/s/ Moss Adams, LLP

Los Angeles, California
June 17, 2021